UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 1, 2012

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 1, 2012, William M. Kahane resigned as President, Chief Operating Officer, Treasurer and a member of the Board of Directors of American Realty Capital Properties, Inc. (the “Company”), as a result of Mr. Kahane’s appointment as President and Chief Executive Officer of American Realty Capital Trust, Inc. (“ARCT”), which may compete with the Company for acquisition opportunities. On March 1, 2012, ARCT internalized the management to services previously provided by its affiliates and ARCT’s common stock was listed on The NASDAQ Global Select Market.

Simultaneous with Mr. Kahane’s resignation, the Board of Directors of the Company appointed Edward M. Weil, Jr. as President, Chief Operating Officer, Treasurer and a member of the Board of Directors, effective immediately, in accordance with the terms of the Company’s Bylaws. Prior to his appointment as President, Chief Operating Officer, Treasurer and a director, Mr. Weil was the Executive Vice President and Secretary of the Company since its formation in December 2010.

Mr. Weil, 44, has also been executive vice president of the Company’s manager since its formation in November, 2010. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, a broker-dealer registered with FINRA, since December 2010. He has six years of real estate experience. Mr. Weil also was the executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager from their formation in August 2007 through February 2012.  Mr. Weil has also been executive vice president and secretary of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) since its formation in October 2009 and executive vice president of the NYRR property manager and the NYRR advisor since their formation in November 2009. He also has been executive vice president and secretary of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) since its formation in July 2010 and executive vice president and secretary of the ARC RCA advisor since its formation in May 2010. Mr. Weil has also been executive vice president and secretary of American Realty Capital Healthcare Trust, Inc. (“ARC HT”) and the ARC HT advisor since their formation in August 2010. Mr. Weil has served as executive vice president and secretary of American Realty Capital III, Inc. (“ARCT III”) since its formation in October 2010, and has served as a director of ARCT III since February 2012. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Weil also was executive vice president and secretary of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”) from its formation in September 2010 through February 2012 and executive vice president and secretary of its advisor and property manager from their formation in September 2010 through February 2012, and became president, chief operating officer, treasurer and a director of ARC DNAV and president, chief operating officer and treasurer of the ARC DNAV advisor and property manager in March 2012. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for American Financial Realty Trust (as well as for its predecessor, American Realty Financial Group) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

March 1, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors